Exhibit 99.1
BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

Barnwell Industries, Inc. Reports
Year-End and Fourth Quarter Results
and Entry into a Permian Basin Oil Investment

HONOLULU, HAWAII, December 29, 2022 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net earnings of $5,513,000, $0.57 per share, for the year ended September 30, 2022, as compared to net earnings of $6,253,000, $0.73 per share, for the year ended September 30, 2021.  For the quarter ended September 30, 2022, Barnwell reported a net loss of $143,000, $0.01 per share, as compared to net earnings of $1,547,000, $0.16 per share, for the quarter ended September 30, 2021.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “We are pleased to report that our oil and natural gas revenues more than doubled for fiscal 2022, as compared to the prior year.  This was due to higher prices and production for all products, with oil, natural gas, and natural gas liquids prices increasing 68%, 77%, and 51%, respectively and our production of oil, natural gas, and natural gas liquids increasing 24%, 39%, and 100%, respectively, as compared to last year.  Our Oklahoma operations generated $3,496,000 or 15% of our oil and natural gas segment revenues for fiscal 2022.  The $740,000 decrease in net earnings in fiscal 2022 as compared to fiscal 2021 was primarily due to the Company’s recognition of $4,472,000 in gains in fiscal 2021 that did not occur in fiscal 2022, which included a $2,341,000 gain from the termination of the Company's Post-retirement Medical plan, $1,982,000 in gains from the sales of assets, and a $149,000 gain on debt extinguishment.

“In total our oil and natural gas segment operating results, before income taxes, had an $8,113,000 improvement from the prior year due to both higher oil and natural gas prices and new production from wells drilled in Canada in fiscal 2022 and Oklahoma in late fiscal 2021.  Also contributing to the increase was a ceiling test impairment of $630,000 in the prior year period, whereas there was no such ceiling test impairment in the current year period.

“Equity in income from affiliates decreased $2,393,000 and land investment segment operating results, before non-controlling interests’ share of such profits, decreased $532,000, due to the Kukio Resort Development Partnerships' sale of six lots in the current year period, whereas there were eight lot sales in the prior year period.  Due to these sales, the Company received $3,028,000 in net cash distributions in fiscal 2022.

“Contract drilling operating results also decreased $133,000 due to the completion of a significant drilling contract in the prior year period.

“General and administrative expenses increased $956,000 primarily due to increases in professional fees in the current year period as compared to the same period in the prior year, partially offset by a decrease in stockholder costs in the prior year period as compared to the current year period. The Company also incurred a $484,000 foreign currency loss in the current year period due to the effects of foreign exchange rate changes on intercompany advances as a result of the strengthening of the U.S. dollar against the Canadian dollar.

“In the North Twining Unit (“NTU”) in which Barnwell holds a 29% interest, the two new wells that began production in our second fiscal quarter continue to perform strongly and a second drilling program consisting of four wells (1.16 net) in the NTU began in our third quarter.  Of these four, three began production with very encouraging initial rates.  The fourth well has been completed and is expected to come online later in our second quarter of fiscal 2023.  Barnwell’s 100% working interest well that was brought onstream in March 2022 has also performed well.

“During the year ended September 30, 2022, the Company sold 509,467 shares under its at-the-market offering program for net proceeds of $2,356,000 ($4.62 per share); the Board of directors has suspended sales under this program until further notice.  The Company ended the year with $11,170,000 in working capital which included $12,804,000 in cash and cash equivalents.”

“In a further expansion of our U.S. oil and gas investments, we are pleased to announce an investment of approximately $5,099,000 into a Permian Basin drilling opportunity, the most prolific onshore oil and natural gas province in the US Lower 48 states. Barnwell has acquired a non-operated working interest in a two well pad consisting of 10,000’ laterals targeting the Wolfcamp Formation in Loving and Ward Counties, Texas. Initial production is expected in our second fiscal quarter ending March 31, 2023. Barnwell holds a 15% working interest in the unit, with additional possible inventory in the Bone Spring Formation and other Wolfcamp zones. Following on from Barnwell’s successful 2021 investment in the Anadarko Basin of Oklahoma, this acquisition in the premier oilfield of the United States represents Barnwell’s commitment to growing its oil and gas division with strategic entries into highly economic modern plays. We view non-operated leasehold as an exciting subset of exploration and production, allowing us to assemble a diversified portfolio of domestic opportunities that offers attractive return on capital, builds on our corporate legacy, supports our commitment to shareholder returns, and potentially utilizing our net operating loss carryforwards.

Forward-Looking Statements

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the SEC. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS

	Year ended September 30,		(Unaudited) Three months ended September 30,
	2022	2021	2022	2021

Revenues	$28,545,000	$18,113,000	$8,384,000	$4,614,000

Net earnings (loss) attributable to Barnwell Industries, Inc.	$5,513,000	$6,253,000	$(143,000)	$1,547,000

Net earnings (loss) per share – basic and diluted	$0.57	$0.73	$(0.01)	$0.16

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	9,732,936	8,592,154	9,956,687	9,407,336